Exhibit 99.1

DUNKIN’ BRANDS ANNOUNCES CFO LEADERSHIP TRANSITION
KATE JASPON, VP FINANCE & TREASURER, NAMED INTERIM CFO

CANTON, MA (March 23, 2017) – Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today announced that Paul Carbone, Dunkin’ Brands Chief Financial Officer (CFO), is leaving the Company effective April 21, 2017, for a general management position in the specialty retail industry, where he worked prior to joining Dunkin’ Brands. Kate Jaspon, Dunkin’ Brands Vice President, Finance and Treasurer, has been appointed to serve as interim CFO upon his departure. The Company is undertaking a comprehensive search for a permanent CFO and will consider both internal and external candidates. Ms. Jaspon will report directly to Dunkin’ Brands CEO Nigel Travis and will have responsibility for accounting, corporate tax, investor relations and competitive intelligence in addition to her current responsibilities for global financial planning and analysis, business analytics, debt and cash management, electronic payments and insurance.

An eleven-year Dunkin’ Brands veteran, Ms. Jaspon joined Dunkin’ Brands as Assistant Controller in 2005. She was later promoted to Vice President, Controller and Corporate Treasurer, and since 2014 has held the title of Vice President, Finance and Treasury. Ms. Jaspon came to Dunkin’ Brands from KPMG LLP, the international financial services corporation, where she spent eight years supporting both public and private companies as an auditor. A certified public accountant, Ms. Jaspon is a graduate of Babson College.

“Kate is a talented financial executive with a deep understanding of Dunkin’ Brands. She has helped lead us through a number of important transactions, including our IPO and follow-on equity offerings, securitization and several debt restructurings, and has overseen the implementation of our enterprise risk management program. With her thorough knowledge of our business, her background in financial planning, analysis and reporting, as well as her accounting and treasury management skills, Kate is well qualified to lead our world-class financial team during this transition period,” said Travis. “We thank Paul for his significant contributions to the Company and wish him well in his new position.”
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About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2016, Dunkin' Brands' 100 percent franchised business model included more than 12,200 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contacts:

Michelle King
Sr. Director, Global Public Relations
Dunkin’ Brands, Inc.
michelle.king@dunkinbrands.com
781-737-5200

Stacey Caravella
Sr. Director, Investor Relations
Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200